UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2024

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36352	20-8756903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
245 First Street Cambridge, Massachusetts		02142
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 871-2098

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AKBA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2024, Akebia Therapeutics, Inc. (the “Company”) and Ellen Snow mutually agreed that she would transition from her role as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, effective March 22, 2024 (the “Transition Date”).

The Company anticipates entering into a separation agreement (the “Separation Agreement”) with Ms. Snow pursuant to which she will be eligible to receive certain payments and benefits in accordance with her Executive Severance Agreement dated July 10, 2023. The Company anticipates that, pursuant to the terms of the Separation Agreement, Ms. Snow will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the Transition Date, 12 months of base salary continuation and, provided she timely elects COBRA coverage, up to 12 months of reimbursement of a portion of her and her dependents’ health and dental COBRA premiums to the same extent as if she remained employed. In addition, Ms. Snow’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during her severance period, as if she had remained employed during that time. The Separation Agreement will provide that the severance payments and benefits described above will be conditioned upon Ms. Snow’s timely execution and non-revocation of a general release of claims in the Company’s favor, as well as continued compliance with the Confidentiality, Non-Solicitation, Non-Competition and Developments Agreement between Ms. Snow and the Company prohibiting certain competitive behaviors and disparagement of the Company during employment and for one year following termination.

John Butler, the Company’s President and Chief Executive Officer, will act as interim principal financial officer from the Transition Date. Mr. Butler, age 59, has served as a member of the Company’s Board of Directors since July 2013 and was appointed as the President and Chief Executive Officer of the Company in September 2013. Prior to joining the Company, from 2011 until 2013, Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc. From 1997 to 2011, Mr. Butler held various positions at Genzyme Corporation, now Sanofi Genzyme (“Genzyme”), most recently serving as President of the company’s rare genetic diseases business. From 2002 until 2010, Mr. Butler led Genzyme’s renal division. Prior to his work at Genzyme, Mr. Butler held sales and marketing positions at Amgen Inc. and Hoffmann-La Roche. From 2018 to October 2023, Mr. Butler served on the board of directors of Zynerba Pharmaceuticals, Inc. From 2013 to 2016, Mr. Butler served on the board of directors of Relypsa, Inc. From 2015 to 2017, Mr. Butler served on the board of directors of Keryx Biopharmaceuticals, Inc. (“Keryx”) and was Chairman of Keryx’s board of directors from 2016 to 2017. Mr. Butler formerly served as Chair of Kidney Care Partners and as a Chairman of the Board of Trustees of the American Kidney Fund. Mr. Butler received a B.A. in chemistry from Manhattan College and an M.B.A. degree from Baruch College, City University of New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKEBIA THERAPEUTICS, INC.

Date: March 15, 2024	By:	/s/ John P. Butler
Name: John P. Butler
Title: President and Chief Executive Officer